Exhibit 99.1
01.08.07
George Blank, Former CFO of Univision, Named CFO of Equity Broadcasting Corporation
BOCA RATON, Fla.,— Coconut Palm Acquisition Corp. (OTC Bulletin Board: CNUT.OB), which has entered into an agreement to merge with Equity Broadcasting Corporation (EBC), today announced that George Blank has been named Chief Financial Officer of EBC, effective upon completion of the merger. Mr. Blank previously served as the Chief Financial Officer of Univision Communications, Inc. (NYSE: UVN) and its predecessor company from September 1987 to March 2004 and as Executive Vice President from December 1992 to March 2004. During Mr. Blank’s tenure with Univision, the company grew into the premier Spanish-language media company in the United States. EBC is one of the largest owners and operators of television stations in the United States and is the second largest affiliate group of the top ranked and rapidly growing Univision and Telefutura networks.
Richard Rochon, the Chief Executive Officer of Coconut Palm commented that, “George is an exceptionally strong fit and the right person to help lead EBC during the company’s anticipated growth phase following the closing of the merger.”
Larry Morton, the Chief Executive Officer of Equity Broadcasting Corporation, stated that “George has a tremendous track record during his 17-year tenure as Chief Financial Officer of Univision, and he is an excellent complement to EBC’s management team and long term strategy.”
George Blank said, “I was privileged to have been associated with Univision for nearly two decades and to have been part of one of the great success stories in the media industry. I am looking forward to joining the management team of Coconut Palm and EBC, which with the caliber of the people involved and the diverse mix of assets presents a good opportunity for growth.”
Prior to joining Univision, Mr. Blank, 55, served as Vice President and Controller of the National Broadcasting Company (NBC) from 1981 to 1987. From October 1979 to 1981, Mr. Blank was NBC’s Director of Accounting Systems and subsequently served as Director of Accounting and Financial Reporting. His prior employment was at RCA Corporation and Arthur Andersen & Co. Mr. Blank earned his Bachelors Degree in Accounting and his M.B.A. in Finance from Fairleigh Dickinson University.
Tom Arnost, former Co-President of Univision Television Group and recently named CEO of Equity Broadcasting Station Group effective upon completion of the merger added, “It’s great to reconnect with George again. In our many years together at Univision, George proved to be a highly effective and consistently supportive CFO throughout our successful business development process. George will be a real asset to the future growth of the Equity Broadcasting Corporation just as he was at Univision.”
About Coconut Palm
Coconut Palm Acquisition Corp. is a blank check company that was formed for the specific purpose of consummating a business combination. Coconut Palm raised net proceeds of approximately $64 million through its initial public offering consummated in September 2005 and has dedicated its time since the offering to seeking and evaluating business combination opportunities.
Coconut Palm and EBC have entered into an agreement and plan of merger, as amended, pursuant to which EBC will merge with and into Coconut Palm with Coconut Palm as the surviving company, subject to the approval of the shareholders of both companies and regulatory approval, among other closing conditions. Following completion of the merger, Coconut Palm will change its name to Equity Broadcasting Corporation or a similar name.
About Equity Broadcast Corporation
EBC is a growing broadcaster and through the use and application of the Federal Communications Commission (FCC) historic television licensing process and its industry alliances, EBC has been able to develop its FCC asset portfolio to a total of 128 full and low power permits and licenses. During this time, EBC has acquired one of the largest portfolios of both television stations and digital spectrum in the United States. As of September 30, 2006, EBC operated or signed agreements to acquire 24 full power stations and construction permits, 37 Class A stations and 67 low power stations, which serve primarily as translator stations. While EBC originally targeted small to medium-sized markets for development, EBC has been able to leverage its original properties into stations in larger metropolitan markets such as: Denver, Colorado; Salt Lake City, Utah; Kansas City, Missouri; Detroit, Michigan; Minneapolis, Minnesota; Oklahoma City, Oklahoma; and Portland, Oregon.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: difficulties encountered in integrating merged businesses; uncertainties as to the timing of the merger; approval of the transaction by the stockholders of the companies; the satisfaction of closing conditions to the transaction, including the receipt of regulatory approvals; and the competitive environment in the industry of the combined entity and competitive responses to the proposed merger. Actual results may differ materially from those contained in the forward-looking statements in this press release. Coconut Palm and EBC undertake no obligation and do not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. Coconut Palm and its officers and directors may be deemed to have participated in the solicitation of proxies from Coconut Palm’s stockholders in favor of the approval of the acquisition. Information concerning Coconut Palm’s directors and executive officers is set forth in the Coconut Palm’s documents filed with the Securities and Exchange Commission (available at http://www.sec.gov). Stockholders may obtain more detailed information regarding the direct and indirect interests of Coconut Palm and its directors and executive officers in the merger by reading the preliminary and definitive proxy statements regarding the merger, which are being filed with the SEC.
For additional information, please contact Stan Smith of Coconut Palm at 561-955-7300.